Exhibit 99.2

COMPAQ COMPUTER CORPORATION
BUSINESS OUTLOOK AND DISCUSSION OF FINANCIAL RESULTS
FOURTH QUARTER 2001

BUSINESS OUTLOOK

Compaq expects consolidated revenue of approximately $7.6 billion and earnings per diluted common share of approximately $0.01 for the first quarter of 2002.

DISCUSSION OF FINANCIAL RESULTS

REVENUE

Compaq reported fourth quarter and full year consolidated revenue of $8.5 billion and $33.6 billion, respectively, a decrease of 26 percent and 21 percent compared with the prior year periods. Revenue for the full year and quarter was affected by economic weakness as generally seen throughout the technology industry and a competitive pricing environment. Full year revenue was affected by Compaq’s commitment to lower channel inventory, which declined by an estimated $1.7 billion throughout the year. While economic weakness and competitive pricing pressures continued into the fourth quarter of 2001, signs of returning corporate customer purchases and the success of new products were apparent as revenue increased across all segments compared with the third quarter of 2001. Compared with third quarter 2001, fourth quarter 2001 consolidated revenue grew 14 percent, with revenue outside the U.S. growing 23 percent.

Consolidated revenue by business segment was as follows:

                                       Three months ended             Year Ended
                                       ------------------           -----------------
                                          December 31,                December 31,
                                       ------------------           -----------------
(In millions)                          2001           2000           2001         2000
                                       ----           ----           ----         ----
Enterprise Computing                   $ 2,699     $   4,089        $10,699      $14,253
Access                                   3,773         5,483         15,193       20,624
Compaq Global Services                   2,032         1,960          7,789        7,483
Segment Eliminations and Other             (48)          (54)          (127)        (138)
                                   --------------------------------------------------------
                                       $ 8,456     $  11,478        $33,554      $42,222
                                   ========================================================

Consolidated revenue by geographic region was as follows:

                                    Three Months Ended              Year Ended
                                    ------------------           -----------------
                                       December 31,                 December 31,
                                       -------------               -------------
(In millions)                       2001           2000           2001         2000
                                    ----           ----           ----         ----
North America                      $ 3,516       $  5,237       $14,441       $ 20,368
Europe, Middle East and Africa       3,237          4,100        12,189         14,142
Asia-Pacific                           613            681         2,403          2,462
Japan                                  433            622         1,948          2,230
Latin America                          477            583         1,792          2,061
Greater China                          180            255           781            959
                                --------------------------------------------------------
                                   $ 8,456       $ 11,478       $33,554       $ 42,222
                                ========================================================

GROSS MARGIN

Consolidated gross margin of $1.7 billion and $7.1 billion (approximately 21 percent of corresponding revenue for both periods) for the quarter and year ended December 31, 2001, respectively, decreased 2.6 and 2.0 percentage points over each of the comparable periods in 2000. The overall declines in gross margin resulted from continued pricing pressures, particularly in Compaq’s Enterprise Computing and Access segments.

OPERATING EXPENSE

Consolidated operating expense, including merger-related costs of $36 million, was $1.6 billion for the fourth quarter of 2001, a reduction of $472 million, or 23 percent, compared with the fourth quarter of 2000. On a year to date basis, operating expense decreased $836 million, or 11 percent. Fourth quarter and full year 2001 operating expense included merger-related charges of $36 million and $44 million, respectively, while fourth quarter and full year 2000 operating expense included litigation related charges of $81 million. Compaq continued to drive down operating expenses as further benefits were realized from ongoing cost control initiatives and restructuring plans, including the actions to combine its personal computer businesses into a single business unit and reduce its corporate and administrative functions. The current period marked Compaq’s fourth consecutive quarter of operating expense reductions.

INCOME TAXES

The effective tax rate was 29 percent for fourth quarter of 2001, and a 27 percent benefit for the year ended December 31, 2001. For the prior year periods, Compaq’s effective tax rate was 32 percent. The change in the full year tax rate was primarily driven by the write-down of Compaq’s investment portfolio during 2001, partially offset by a reduction in foreign tax expense. The investment write-down could result in future capital losses that are not expected to result in a corresponding tax benefit.

CONSOLIDATED EARNINGS

For the fourth quarter of 2001, Compaq’s net income (excluding special items) was $105 million, or $0.06 per diluted common share, compared with $515 million, or $0.30 per diluted common share, in the prior year period. On a reported basis, Compaq’s consolidated net income was $92 million, or $0.05 per diluted common share, for the fourth quarter of 2001, compared with consolidated net loss of $672 million, or $(0.39) per diluted common share, for the corresponding period in 2000.

For the full year 2001, Compaq’s net income (excluding special items) was $256 million, or $0.15 per diluted common share, compared with $1.7 billion, or $0.96 per diluted common share, in the prior year. On a reported basis, Compaq’s consolidated net loss was $785 million, or $(0.47) per diluted common share, for the year ended December 31, 2001, compared with consolidated net income of $569 million, or $0.33 per diluted common share for the prior year.

Special items in the fourth quarter of 2001 included merger-related costs of $36 million, a favorable impact of $16 million related to a change in method of accounting (see further discussion below), and related tax effects. Special items in the fourth quarter of 2000 included net investment losses of $1.7 billion, primarily from investment impairments, other charges netting to $12 million, and related tax effects.

Special items in the year ended December 31, 2001 included restructuring charges of $742 million, net investment losses of $438 million, merger-related costs of $44 million, a favorable impact of $85 million related to a change in method of accounting, related tax effects for the preceding items, and a cumulative effect charge arising from the adoption of a new accounting method of $222 million (after tax). Special items in the year ended December 31, 2000 included fourth quarter 2000 special items and net investment income of $144 million.

Effective January 1, 2001, Compaq adopted Emerging Issues Task Force (EITF) Issue 01-9, Accounting for Consideration Given by a Vendor to a Customer or a Reseller of the Vendor’s Products (“EITF 01-9”), issued by the EITF in November 2001. Compaq’s adoption of EITF 01-9 resulted in a change in method of accounting for certain incentive offerings. The effect of adopting EITF 01-9 benefited earnings in the fourth quarter and full year by $16 million and $85 million, respectively. Compaq also recognized a cumulative effect of accounting change of $222 million after tax. Also in accordance with EITF 01-9, Compaq reclassified certain customer financing costs from interest expense to net revenue. Compaq has adjusted its results for the first three quarters of the year ended December 31, 2001 and reclassified charges related to certain customer financing costs to conform to the new method for all periods presented.

Pro forma condensed consolidated financial statements for the quarter and year ended December 31, 2001 and 2000 are attached.

SEGMENTS

Segment financial data was as follows:

                                        Three months ended               Year Ended
                                        ------------------           -----------------
                                           December 31,                 December 31,
                                           --------------               -------------
(In millions)                            2001           2000           2001          2000
                                         ----           ----           ----          ----
Enterprise Computing
  Revenue                               $2,699         $ 4,089       $10,699      $ 14,253
  Operating income (loss)                   56             559           163         1,656

Access
  Revenue                                3,773           5,483        15,193        20,624
  Operating income (loss)                  (69)             16          (587)          145

Compaq Global Services
  Revenue                                2,032           1,960         7,789         7,483
  Operating income                         253             226         1,062           884

Segment Eliminations and Other
  Revenue                                  (48)           (54)          (127)        (138)
  Operating income (loss)                   (2)           (28)             1          (43)

Consolidated Segment Totals
  Revenue                             $  8,456        $ 11,478      $ 33,554      $ 42,222
  Operating income (loss)             $    238        $    773      $    639      $  2,642

A reconciliation of consolidated segment operating income (loss) to consolidated income (loss) before income taxes was as follows:

                                                 Three months ended                Year Ended
                                                 ------------------             -----------------
                                                    December 31,                   December 31,
                                                    -------------                 -------------
(In millions)                                     2001           2000           2001          2000
                                                  ----           ----           ----          ----
Consolidated segment operating income (loss) $     238        $    773      $     639     $   2,642
Unallocated corporate expenses                     (37)           (162)          (160)         (350)
Restructuring and related activities                 --             86           (742)           86
Merger-related costs                               (36)             --            (44)           --
Other income (expense), net                        (35)         (1,685)          (466)       (1,503)
                                             --------------- -------------- ------------- -------------
                                             --------------- -------------- ------------- -------------
Income (loss) before income taxes             $    130        $   (988)      $   (773)    $     875
                                             =============== ============== ============= =============

Enterprise Computing

Enterprise Computing consists of three global business units: Industry Standard Servers Group, Business Critical Solutions Group and Enterprise Storage Group. The Industry Standard Server Group designs and manufactures industry-standard ProLiant™ servers and software, building blocks for IT infrastructure, and integrates these with software and services to provide IT solutions for companies of all sizes. The Business Critical Solutions Group provides NonStop™ Himalaya™ fault tolerant and high performance AlphaServer™ systems with Tru64™ UNIX, OpenVMS™ and Linux operating systems for solutions that deliver the highest levels of availability, performance, scale and manageability for the telecommunications, financial services, high performance technical computing and other business critical market segments. The Enterprise Storage Group provides global storage solutions through the development and delivery of StorageWorks™ Storage Area Networks, automated backup solutions, Network Attached Storage and a complete suite of SANworks™ storage management solutions.

Revenue

Enterprise Computing revenue decreased $1.4 billion, or 34 percent, compared with the fourth quarter of 2000 and represented 32 percent of consolidated revenue during the quarter. On a year to date basis, Enterprise Computing revenue decreased $3.6 billion, or 25 percent. Weak economic conditions, particularly in North America, and continued pricing pressures led to lower revenue compared with the prior year periods.

In the Industry Standard Servers Group, declining average selling prices of 34 percent, which included the effects of approximately $100 million in channel inventory reductions and a sales mix change to lower-end servers, contributed to lower revenue during the quarter compared to the prior year. For the full year 2001, channel inventory declines of $700 million and lower average selling prices led to lower revenue. Despite declining revenue, Compaq maintained its worldwide market share lead in industry standard servers and regained its No. 1 position in North America, according to third quarter share data from Information Data Corporation (IDC).

Enterprise Storage Group revenue declined 24 percent compared to the prior year period, but grew 14 percent compared with the third quarter of 2001. The majority of this growth was driven by new product introductions, such as the StorageWorks Enterprise Virtual Array and Modular SAN Array 1000. During the fourth quarter, Compaq regained its No. 1 world market position in overall storage, including revenue, units and capacity shipped according to IDC.

Fourth quarter and full year revenue in the Business Critical Solutions Group was lower by 18 percent and 15 percent, respectively, compared with the corresponding prior year periods. However, an increasing demand for fault-tolerant systems late in fourth quarter 2001 led to growth in our Non-Stop Division of 19 percent compared with third quarter 2001.

Compaq saw significant sequential increases in its high end businesses after the events of September 11 as customers resumed implementing infrastructure projects, increased their security and disaster recovery capabilities, and with the implementation of several large scale supercomputer installations. Compaq maintained its market leading position in the fault tolerant server market in 2001 according to IDC. Compaq believes its offerings in high end servers and storage are well positioned as customers add capacity and upgrade their business critical infrastructures should increasing customer buying patterns continue.

Compared with the third quarter of 2001, total Enterprise Computing revenue increased $356 million, or 15 percent, with higher revenue across all regions, particularly in the Europe, Middle East and Africa, Latin America, and Greater China regions, up 32 percent, 26 percent and 24 percent, respectively.

Operating Income

Enterprise Computing operating income decreased $503 million, or 90 percent, compared with the fourth quarter of 2000. For the year ended December 31, 2001, operating income decreased $1.5 billion, or 90 percent, compared with 2000. Aggressive pricing and weak economic conditions contributed to lower margins in the fourth quarter and full year 2001. Gross margin in the Industry Standard Servers Group was lower during the fourth quarter of 2001 as average selling price declines outpaced declines in average unit costs of 22 percent compared with the prior year period. Gross margins were relatively stable in the Business Critical Solutions and Enterprise Storage Groups. Compared with the third quarter of 2001, overall segment gross margin improved in the fourth quarter due to higher gross margins in the Enterprise Storage and Industry Standard Servers Groups. Gross margin improved by 4 percentage points in the Enterprise Storage Group due to a shift in mix to recently introduced higher margin products. The Industry Standard Servers Group benefited from operational improvements and a favorable shift in mix related to the introduction of new higher margin products.

Access

The Access business delivers personal computing products and solutions targeting the convergence of business and home-user computing for the Internet-connected world.

Revenue

Access revenue decreased $1.7 billion, or 31 percent, compared with the fourth quarter of 2000 and represented 45 percent of consolidated revenue during the quarter. On a year to date basis, Access revenue decreased $5.4 billion, or 26 percent. Declines in revenue from the prior year periods resulted from overall PC market declines of 10 percent, continued weak economic conditions and aggressive price competition. Full year 2001 revenue was affected by reductions in channel inventory of $800 million. Average unit prices were lower by 23 percent and 19 percent for the fourth quarter and full year 2001, respectively, compared with the prior year periods. Compared with prior year fourth quarter, the Access segment’s direct sales mix grew 10 percentage points in North America. Several initiatives resulted in business model improvements and significant reductions in Compaq owned inventory, driving inventory turns to 62 versus prior year turns of 31. Fourth quarter revenue grew 16 percent compared with the third quarter of 2001 as sales in Europe, increased 31 percent for corporate products and 112 percent for consumer products.

Operating Income

The Access business incurred an operating loss of $69 million during the fourth quarter of 2001 compared with operating income of $16 million in the prior year period. For the year ended December 31, 2001, Access incurred an operating loss of $587 million compared with operating income of $145 million for the prior year. Aggressive pricing and weak economic conditions led to declines in operating income compared with the prior year periods. Compared with the third quarter of 2001, gross margin grew 3 percentage points, led by strong sequential margin improvement in consumer desktops and corporate portables, as well as the success of a simplified new product line centered around the Evo™ family of personal computing products targeted at corporate customers. Fourth quarter 2001 operating income benefited from cost reductions of $155 million, or 28 percent, following the consolidation of Compaq’s previous two personal computing businesses and increased efficiencies in the non-direct portion of business through significant inventory reductions. As current competitive pricing conditions are expected to continue to pressure margins, Compaq plans to continue to focus on business model improvements in this segment.

Compaq Global Services

Compaq Global Services consists of four global business units: Systems Integration, Customer Support, Managed Services and Compaq Financial Services. Systems Integration offerings include end-to-end information systems consulting, technical and application design services, systems integration, internet and network architecture and project management services. Customer Support offerings include business-critical services and high-availability support services for multi-vendor/multi-technology hardware and software products. Customer Support also manages and delivers warranty support to its customers through its own service organization, as well as through full-service resellers and independent service companies. Managed Services offerings include outsourcing and resource management services, as well as business continuity and recovery services. Compaq Financial Services offerings include customized enterprise financing solutions that encompass computers, networks and technology upgrades, as well as asset tracking, management and disposal services.

Revenue

Compaq Global Services revenue increased $72 million, or 4 percent, compared with the fourth quarter of 2000, and represented 24 percent of consolidated revenue during the quarter. For the year ended December 31, 2001, Compaq Global Services revenue increased $306 million, or 4 percent (8 percent in constant currency), compared with the prior year. Revenue growth in the Customer Support, Managed Services and Compaq Financial Services businesses was 9 percent and 6 percent during the quarter and year, respectively, compared with the prior year periods. Given current economic uncertainties, customers are focused on services and solutions that reduce costs and increase productivity, resulting in growth in revenue from outsourcing and support services. Compaq Financial Services, with a quarterly revenue increase of 24 percent over the prior year, continues to see positive growth in traditional leasing programs as well as new opportunities through Computing on Demand, which offers customers a broad range of on-demand solutions. Revenue from Systems Integration was weaker in the quarter and full year due to market softness in several regions, particularly in North America, resulting in lower chargeability of delivery personnel. Overall, Compaq Global Services continues to benefit from a large geographically diverse base, helping to counterbalance market disruptions in the U.S. Compaq’s strategy of offering bundled hardware and solutions through asset management, leasing and support services has led to steady sequential growth in the number of units under contract for these services during the last three years. During 2001 Compaq’s unit sales of hardware declined due to the general economic weakness and technology market contraction experienced by the industry as a whole. Should Compaq not be successful in maintaining the number of hardware units under contract for services or should it not be able to grow its market share through other service offerings and penetration with new customers to offset declines in its contract base, then Compaq’s asset management, leasing and support services revenue could suffer in future periods.

Operating Income

Compaq Global Services operating income increased $27 million, or 12 percent, in the fourth quarter of 2001 compared with the corresponding period in 2000. For the full year 2001, operating income increased $178 million, or 20 percent. Improvements in the cost structure, which drove operating expenses lower as a percentage of revenue, coupled with higher revenue, contributed to increased operating income in Customer Support and Compaq Financial Services. Lower operating income in Systems Integration was driven by a significant revenue decline, partially offset by lower delivery costs due to workforce reductions, which resulted in cost savings of approximately $20 million. Compaq continues to refine the service delivery fulfillment model to mitigate the downward margin pressures of business mix changes and shifting revenue profile. However, there can be no guarantee that such cost reductions can keep pace should demand unexpectedly weaken. Fourth quarter operating income in Managed Services was down slightly compared to the prior year quarter due to current economic conditions and a few key contract renegotiations.

Unallocated Corporate Expenses

The results of the business segments exclude separately managed unallocated corporate expenses, which are comprised primarily of general and administrative costs as well as other items not controlled by the business segments.

Actions to reduce the cost of corporate and administrative functions under Compaq’s second quarter 2001 restructuring plan have been fully achieved, resulting in savings of approximately $15 million to $20 million during the fourth quarter. Unallocated corporate expenses decreased 55 percent from $162 million in the fourth quarter of 2000 to $73 million in the fourth quarter of 2001. On a full year basis, unallocated corporate expenses decreased $146 million, or 42 percent, from $350 million to $204 million. Fourth quarter and full year 2001 unallocated corporate expenses included merger-related charges of $36 million and $44 million, respectively, while fourth quarter and full year 2000 unallocated corporate expenses included litigation related charges of $81 million.

BALANCE SHEET INFORMATION

Compaq’s cash balance was $3.9 billion at December 31, 2001, an increase of $1.3 billion from the prior year.

Cash flow from operating activities decreased from $277 million in the fourth quarter of 2000 to $143 million in the fourth quarter of 2001.

For the year ended December 31, 2001, cash flow from operating activities increased $917 million to $1.5 billion, compared with operating cash flow of $565 million for the prior year. Major uses of cash during 2001 included net capital expenditures of $927 million and dividends paid to stockholders of $169 million.

Net trade accounts receivable was $4.6 billion at December 31, 2001, a decrease of $2.1 billion from the prior year. The decline in receivables was primarily due to lower revenue and increased focus on collection. Lease receivables of $2.6 billion grew $592 million, as Compaq’s customers continued to seek financing solutions.

Net inventory was $1.4 billion at December 31, 2001, a decrease of $759 million over the prior year. Initiatives to reduce inventory levels during 2001, including the manufacturing and distribution actions taken in Compaq’s first quarter restructuring plan, were successfully realized as Compaq achieved its lowest level of inventory since 1996. The lower levels of inventory produced an increase in inventory turns from 16 at December 31, 2000 to 19 at December 31, 2001 (from 31 to 62 in the high volume PC business).

Days sales outstanding and inventory turn data was as follows:

                            December 31,     September 30,    December 31,
                            -------------    ------------     -------------
                                2001             2001             2000
                                ----             ----             ----
Days sales outstanding             50               56              54
Inventory turns                    19               15              16
Days payable                       52               55              43

At December 31, 2001, Compaq held $370 million of minority equity investments, a decrease of $494 million compared with the prior year. The decrease in this balance was primarily due to declines in fair value of investments in the portfolio.

Short-term borrowings were $1.7 billion at December 31, 2001, an increase of $981 million compared with December 31, 2000. Long-term debt increased $25 million to $600 million at December 31, 2001 compared with December 31, 2000. The increase resulted from the issuance of $300 million of unsecured 6.2 percent debt securities maturing on May 15, 2003, offset by $275 million of long-term debt that became current during the year and was reclassified to current liabilities.

Compaq’s operations in certain foreign countries and the expansion of sales into economically volatile areas subject Compaq to a number of economic and other risks. Such risks include financial instability in the countries in which it operates, including currency devaluation and collection risks. In early 2002, the U.S. dollar was eliminated as Argentina’s monetary benchmark, resulting in significant currency devaluation. Compaq engages in hedging programs aimed at limiting in part the impact of currency fluctuations and does not expect that the devaluation event in Argentina will result in a future material charge. However, there can be no guarantee that economic circumstances in Argentina or elsewhere will not worsen, which could result in future effects on earnings should such events occur.

Proposed Merger with Hewlett-Packard Company

On September 3, 2001, Compaq and HP announced that a definitive merger agreement was unanimously approved by both Boards of Directors, subject to regulatory approval and affirmative stockholder’ vote by both companies. Compaq does not believe its results have been materially affected to date as new sales orders with major customers for products and services to be provided in future periods have totaled approximately $5 billion since the date of the merger announcement. However, the planned merger could have an adverse effect on Compaq’s revenues if customers delay, defer, or cancel these planned purchases pending closing of the planned merger with HP. While Compaq is attempting to mitigate this risk through customer assurance programs, prospective customers could be reluctant to purchase Compaq’s products if they are uncertain about the direction of the combined company’s product offerings and its willingness to support and service existing products.

Employees

Total regular employee headcount was approximately 63,700 at December 31, 2001.

---oOo---

Compaq is a trademark of Compaq Information Technologies Group, L.P. in the U.S. and other countries. All other product names mentioned herein may be trademarks or registered trademarks of their respective companies.

This document contains forward-looking statements that involve risks, uncertainties and assumptions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Risks, uncertainties and assumptions include the possibility that the Hewlett-Packard/Compaq merger does not close or that the companies may be required to modify aspects of the transaction to achieve regulatory approval or that prior to the closing of the proposed merger, the businesses of the companies suffer due to uncertainty; the market for the sale of certain products and services may not develop as expected; that development of these products and services may not proceed as planned; that Compaq and Hewlett-Packard are unable to transition customers, successfully execute their integration strategies, or achieve planned synergies; other risks that are described from time to time in Compaq and Hewlett-Packard’s Securities and Exchange Commission reports (including but not limited to Compaq’s annual report on Form 10-K for the year ended December 31, 2000, HP’s annual report on Form 10-K for the year ended October 31, 2000, and subsequently filed reports). If any of these risks or uncertainties materializes or any of these assumptions proves incorrect, Compa’s results could differ materially from Compaq’s expectations in these statements. Compaq assumes no obligation and does not intend to update these forward-looking statements.

                                             COMPAQ COMPUTER CORPORATION
                                             CONSOLIDATED BALANCE SHEET

December 31 (In millions, except par value)                             2001          2000
===============================================================================================

ASSETS

Current assets:
   Cash and cash equivalents                                      $     3,874      $    2,569
   Trade accounts receivable, net                                       4,623           6,715
   Leases and other accounts receivable                                 1,881           1,677
   Inventories                                                          1,402           2,161
   Other assets                                                         1,498           1,989
                                                                  --------------  --------------
                                                                  --------------  --------------
       Total current assets                                            13,278          15,111

Property, plant and equipment, net                                      3,199           3,431
Other assets, net                                                       7,212           6,314
                                                                  --------------  --------------
           Total assets                                           $    23,689      $   24,856
                                                                  ==============  ==============

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Borrowings                                                     $     1,692      $      711
   Accounts payable                                                     3,881           4,233
   Deferred income                                                      1,181           1,089
   Other liabilities                                                    4,379           5,516
                                                                  --------------  --------------
       Total current liabilities                                       11,133          11,549
                                                                  --------------  --------------

Long-term debt                                                            600             575
                                                                  --------------  --------------
Postretirement and other postemployment benefits                          839             652
                                                                  --------------  --------------
Commitments and contingencies
Stockholders' equity:
   Preferred stock, $.01 par value
       Shares authorized: 10 million; shares issued: none                  --              --
   Common stock and capital in excess of $.01 par value
       Shares authorized: 3 billion
       Shares issued:  December 31, 2001 - 1,766 million
            December 31, 2000 - 1,742 million                           8,307           8,039
   Retained earnings                                                    4,393           5,347
   Accumulated other comprehensive income (loss)                         (132)             27
   Treasury stock (shares: December 31, 2001 - 62 million
            December 31, 2000 - 53 million)                            (1,451)         (1,333)
                                                                  --------------  --------------
       Total stockholders' equity                                      11,117          12,080
                                                                  --------------  --------------
           Total liabilities and stockholders' equity             $    23,689      $   24,856
                                                                  ==============  ==============

                                                  COMPAQ COMPUTER CORPORATION
                                               CONSOLIDATED STATEMENT OF INCOME
                                                          (Unaudited)

                                                                     Three months ended                    Year ended
                                                                        December 31,                      December 31,
                                                               --------------------------------  -------------------------------
 (In millions, except per share amounts)                           2001              2000           2001              2000
 ===============================================================================================================================

Revenue:
    Products                                                        $ 6,705         $ 9,735         $ 26,728         $35,506
    Services                                                          1,751           1,743            6,826           6,716
                                                               ----------------  --------------  ---------------  --------------
        Total revenue                                                 8,456          11,478           33,554          42,222
                                                               ----------------  --------------  ---------------  --------------

Cost of sales:
    Products                                                          5,412           7,550           21,536          27,624
    Services                                                          1,299           1,265            4,906           4,793
                                                               ----------------  --------------  ---------------  --------------
        Total cost of sales                                           6,711           8,815           26,442          32,417
                                                               ----------------  --------------  ---------------  --------------

Selling, general and administrative                                   1,252           1,675            5,328           6,044
Research and development                                                292             377            1,305           1,469
Restructuring and related activities                                     --             (86)             742             (86)
Merger-related costs                                                     36              --               44              --
Other (income) expense, net                                              35           1,685              466           1,503
                                                               ----------------  --------------  ---------------  --------------
                                                                      1,615           3,651            7,885           8,930
                                                               ----------------  --------------  ---------------  --------------

Income (loss) before income taxes                                       130           (988)             (773)            875
Provision (benefit) for income taxes                                     38           (316)             (210)            280
                                                               ----------------  --------------  ---------------  --------------
Income (loss) before cumulative effect of accounting change              92           (672)             (563)            595
Cumulative effect of accounting change, net of tax                       --             --              (222)            (26)
                                                               ----------------  --------------  ---------------  --------------

Net income (loss)                                                     $  92         $ (672)           $ (785)         $  569
                                                               ================  ==============  ===============  ==============

Earnings (loss) per common share:
Basic:
    Before cumulative effect of accounting change               $    0.05         $  (0.39)          $ (0.34)         $ 0.35
    Cumulative effect of accounting change, net of tax                 --               --             (0.13)          (0.02)
                                                               ----------------  --------------  ---------------  --------------
                                                                $   0.05          $ (0.39)           $ (0.47)     $     0.33
                                                               ================  ==============  ===============  ==============
Diluted:
    Before cumulative effect of accounting change               $   0.05          $ (0.39)           $ (0.34)         $ 0.34
    Cumulative effect of accounting change, net of tax                --               --              (0.13)          (0.01)
                                                               ----------------  --------------  ---------------  --------------
                                                                $   0.05          $ (0.39)           $ (0.47)         $ 0.33
                                                               ================  ==============  ===============  ==============

Shares used in computing earnings (loss) per common share:
    Basic                                                           1,694              1,704           1,688           1,702
                                                               ================  ==============  ===============  ==============
    Diluted                                                         1,701              1,704           1,688           1,742
                                                               ================  ==============  ===============  ==============

                                                             COMPAQ COMPUTER CORPORATION
                                                    CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
                                                                     (Unaudited)

                                                                     Three months ended              Year ended
                                                                        December 31,                December 31,
                                                            ------------------------------ ----------------------------------
(In millions)                                                  2001             2000            2001              2000
=============================================================================================================================

Cash flows from operating activities:
  Net income (loss)                                          $   92           $ (672)         $ (785)            $ 569
  Adjustments to reconcile net income (loss) to net cash
     provided by operating activities:
       Cumulative effect of accounting change                    --               --             222                26
       Depreciation and amortization                            338              345           1,377             1,407
       Gain on sale of investments                              (36)             (28)           (194)             (278)
       Impairment charge for investments and related assets      30            1,733             613             1,756
       Restructuring and related activities                      --              (86)            742               (86)
       Deferred income taxes and other                          143             (242)           (243)              252
       Changes in operating assets and liabilities, net of
         effects of acquired businesses
           Receivables                                         (389)            (308)          1,297            (1,946)
           Inventories                                          148              244             645               (72)
           Accounts payable                                     271             (504)           (319)             (228)
           Other assets and liabilities                        (454)            (205)         (1,873)             (835)
                                                            -------------  --------------- ---------------  -----------------
             Net cash provided by operating activities          143              277           1,482               565
                                                            -------------  --------------- ---------------  -----------------

Cash flows from investing activities:

  Capital expenditures, net                                    (185)            (382)           (927)           (1,133)
  Proceeds from sale of investments                              60               31             370               292
  Purchases of investments                                      (17)             (89)           (122)             (539)
  Decrease in short-term investments                             --               --              --               636
  Acquisitions of businesses, net of cash acquired               --               --              --              (370)

  Other, net                                                   (138)             (62)           (276)             (117)
                                                         ----------------  --------------- ---------------  -----------------
             Net cash used in investing activities             (280)            (502)           (955)           (1,231)
                                                         ----------------  --------------- ---------------  -----------------

Cash flows from financing activities:

  Increase in short-term borrowings                             191              222             706               258
  Increase in long-term borrowings                               --               --             300               575
  Issuance of common stock for stock options                     94               90             245               308
  Treasury stock purchases                                       (9)            (400)           (118)             (673)
  Dividends to stockholders                                     (43)             (42)           (169)             (170)
                                                         ----------------  --------------- ---------------  -----------------
             Net cash provided by (used in
              financing activities                              233             (130)            964               298
                                                         ----------------  --------------- ---------------  -----------------

Effect of exchange rate
changes on cash and cash equivalents                           (162)              (3)           (186)              271
                                                         ---------------  --------------- ---------------  ------------------
   Net increase (decrease) in cash and cash equivalents         (66)            (358)          1,305               (97)
Cash and cash equivalents at beginning of period              3,940            2,927           2,569             2,666
                                                         ---------------  --------------- ---------------  ------------------
Cash and cash equivalents at end of period                  $ 3,874          $ 2,569         $ 3,874           $ 2,569
                                                         ===============  =============== ===============  ==================

                                         COMPAQ COMPUTER CORPORATION
                            PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF INCOME
                                    Excluding adjustments itemized below
                                                 (Unaudited)

                                                         Three months ended
                                                            December 31,
                                                  ===================================
(In millions, except per share amounts)               2001           2000
                                                      ----           ----

Total revenue                                      $    8,471     $   11,526

Operating costs and expenses:
 Cost of products and services                          6,711          8,798
 Selling, general and administrative                    1,252          1,594
 Research and development                                 292            377
                                                   ------------   ------------
  Total operating costs and expenses                    8,255         10,769
                                                   ------------   ------------

Earnings from operations                                  216            757
Other (income) expense, net                                66             21
                                                   ------------   ------------
Earnings before cumulative effect
 of accounting change                                     150            736

Provision for income taxes                                 45             221
                                                   ------------   ------------
Net earnings before cumulative effect
 of accounting change                              $      105     $      515
                                                   ============   ============
Diluted net earnings per share before cumulative
 effect of accounting change                       $     0.06     $     0.30

The pro forma amounts have been adjusted to exclude the following:

Revenue:
  Revenue benefit from adoption of EITF 01-9       $      (16)     $       -
  Reclassification of sales financing costs                31             48
                                                   ------------   ------------
   Total adjustments to revenue                            15             48
                                                   ------------   ------------
Operating costs and expenses:
  Merger-related costs                                     36              -
  Litigation-related charges                                -             81
  Asset write-downs                                         -             17
                                                   ------------   ------------
   Total adjustments to operating costs and expenses       36             98
                                                   ------------   ------------

Other (income) expense, net
  Reclassification of sales financing costs               (31)           (48)
  Net investment loss                                       -          1,712
                                                   ------------   ------------
   Total adjustments to other (income) expense, net       (31)         1,664

Restructuring and related activities                        -            (86)

Income tax effect                                          (7)          (537)
                                                   ------------   ------------
Total pro forma adjustments                        $       13     $    1,187
                                                   ============   ============

                                         COMPAQ COMPUTER CORPORATION
                            PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF INCOME
                                    Excluding adjustments itemized below
                                                 (Unaudited)

                                                                    Year ended
                                                                   December 31,
                                                   =====================================
(In millions, except per share amounts)                    2001             2000
                                                           ----             ----

Total revenue                                          $   33,597    $     42,383

Operating costs and expenses:
 Cost of products and services                             26,442          32,400
 Selling, general and administrative                        5,328           5,963
 Research and development                                   1,305           1,469
                                                        ------------   ------------
  Total operating costs and expenses                       33,075          39,832
                                                        ------------   ------------
Earnings from operations                                      522           2,551

Other (income) expense, net                                   156              96
                                                        ------------   ------------
Earnings before cumulative effect
 of accounting change                                         366           2,455

Provision for income taxes                                    110             786
                                                        ------------   ------------
Net earnings before cumulative effect
 of accounting change                                  $      256    $      1,669
                                                        ============   ============

Diluted net earnings per share before cumulative
 effect of accounting change                           $     0.15    $       0.96

The pro forma amounts have been adjusted to exclude the following:

Revenue:
 Revenue benefit from adoption of EITF 01-9            $      (85)   $          -

 Reclassification of sales financing costs                    128             161
                                                        ------------   ------------
  Total adjustments to revenue                                 43             161
                                                        ------------   ------------
Operating costs and expenses:
 Merger-related costs                                          44               -
 Litigation-related charges                                     -              81
 Asset write-downs                                              -              17
                                                        ------------   ------------
  Total adjustments to operating costs and expenses            44              98
                                                        ------------   ------------
Other (income) expense, net
 Reclassification of sales financing costs                   (128)           (161)
 Net investment loss                                          438           1,568
                                                        ------------   ------------
  Total adjustments to other (income) expense, net            310           1,407

Restructuring and related activities                          742             (86)

Income tax effect                                            (320)           (506)
                                                        ------------   ------------
Total pro forma adjustments                            $      819    $      1,074
                                                        ============   ============

                                         Compaq Computer Corporation
                                            Adjusted Segment Data
                                                 (Unaudited)

The following  adjusted prior period data is provided for informational  purposes as a result of the adoption of EITF 01-9,  Accounting  for  Consideration  Given by a Vendor to a Customer or  Reseller  of the  Vendor's
Products.

                                                    Three        Three        Three        Three
                                                   months       months       months       months
                                    Year ended      ended        ended        ended        ended
                                    December 31   March 31,     June 30,   September 30    December 31,
(In millions)                            1999       2000         2000          2000        2000
                                         ----       ----         ----          ----        ----

Enterprise Computing
  Revenue                          $ 12,947      $  2,942     $  3,426     $  3,796     $  4,089
  Operating income                      674           251          368          478          559

Access
  Revenue                            18,128         4,685        4,883        5,573        5,483
  Operating income (loss)              (437)           (4)          22          111           16

Compaq Global Services
  Revenue                             7,413         1,863        1,819        1,841        1,960
  Operating income                      998           212          214          232          226

Segment Eliminations and Other
  Revenue                               (41)         (15)         (30)         (39)         (54)
  Operating income (loss)              (289)           3           (9)          (9)         (28)

Consolidated Segment Totals
  Revenue                          $ 38,447      $ 9,475      $10,098      $11,171      $11,478

  Operating income                 $    946      $   462      $   595      $   812      $   773

A reconciliation of consolidated  segment operating income to consolidated  income before income taxes was as follows:

                                                    Three        Three        Three         Three
                                                   months       months       months         months
                                    Year ended      ended        ended        ended          ended
                                    December 31   March 31,     June 30,   September 30    December 31,
(In millions)                            1999       2000         2000          2000          2000
                                         ----       ----         ----          ----          ----
                                                                                         (As reported)
Consolidated segment operating     $     946     $    462     $   595      $   812        $    773
income
Unallocated corporate expenses          (298)         (65)        (64)         (59)           (162)
Restructuring and related               (868)           -           -            -              86
activities
Other income (expense), net            1,154           76          40           66          (1,685)
                                   ------------- ------------ ------------ ------------   ------------
                                   ------------- ------------ ------------ ------------   ------------
Income before income taxes         $     934     $    473     $   571      $   819        $   (988)
                                   ============= ============ ============ ============   ============

                                         Compaq Computer Corporation
                                            Adjusted Segment Data
                                                 (Unaudited)

The following  adjusted prior period data is provided for informational  purposes as a result of the adoption of EITF 01-9,  Accounting  for  Consideration  Given by a Vendor to a Customer or  Reseller  of the  Vendor’s
Products.

                                         Three        Three        Three         Three
                                         months       months       months        months
                                         ended        ended        ended         ended
                                       March 31,     June 30,   September 30   December 31,
(In millions)                            2000         2000          2000          2000
                                         ----         ----          ----          ----

Enterprise Computing
  Revenue                           $  2,920       $  2,737      $  2,343      $  2,699
  Operating income (loss)                144            100         (137)            56

Access
  Revenue                              4,346          3,826         3,248         3,773
  Operating loss                        (110)         (153)         (255)          (69)

Compaq Global Services
  Revenue                              1,935          1,943         1,879         2,032
  Operating income                       254            271           284           253

Segment Eliminations and Other
  Revenue                                (20)          (25)          (34)          (48)
  Operating income (loss)                 20           (23)             6           (2)

Consolidated Segment Totals
  Revenue                           $  9,181       $  8,481      $  7,436      $  8,456
  Operating income (loss)           $    308       $    195      $   (102)     $    238

A  reconciliation  of  consolidated  segment  operating  income (loss) to  consolidated  income (loss) before income taxes was as follows:

                                          Three        Three        Three        Three
                                         months       months       months       months
                                         ended        ended        ended        ended
                                       March 31,     June 30,   September 30    December 31,
(In millions)                             2000         2000          2000        2000
                                          ----         ----          ----        ----

Consolidated segment operating income  $   308       $    195     $    (102)     $     238
(loss)
Unallocated corporate expenses             (34)           (49)          (40)           (37)
Restructuring and related activities      (249)          (493)            -              -
Merger-related costs                         -              -            (8)           (36)
Other income (expense), net                106             11          (548)           (35)
                                      ------------- -------------- ------------- -------------
                                      ------------- -------------- ------------- -------------
Income (loss) before income taxes      $   131       $   (336)     $   (698)     $    (130)
                                      ============= ============== ============= =============